Exhibit 99.1
BIOCRYST PROVIDES CORPORATE UPDATE AND REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS
Research Triangle Park, North Carolina – May 4, 2011 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced financial results for the first quarter ended March 31, 2011.
Recent Highlights
•	In February, BioCryst announced that it was awarded a $55 million contract modification by the U.S. Department of Health & Human Services (HHS) intended to fund to completion the Phase 3 development of its intravenous (i.v.) neuraminidase inhibitor, peramivir, for the treatment of patients hospitalized with influenza

•	In March, BioCryst added net proceeds of approximately $23 million to its balance sheet after closing a transaction to monetize certain future RAPIACTA® (peramivir) payments from Shionogi & Co., Ltd.

•	Last week, BioCryst’s Board of Directors and Leadership Team agreed to increase the 2011 development budget by approximately $5 million to support enhancements to the BCX4208 gout clinical program, as well as the pre-clinical development of BCX5191, a novel and proprietary nucleoside analog targeting RNA polymerase for hepatitis C with a goal for IND filing in 2012
“During the first quarter, we advanced enrollment in the ongoing peramivir and BCX4208 clinical studies, added cash to our balance sheet and secured additional HHS funding to enable BioCryst to drive the peramivir clinical program to the finish line,” said Jon P. Stonehouse, President and Chief Executive Officer of BioCryst Pharmaceuticals. “We look forward to sharing more BCX4208 gout clinical data at EULAR and to completing the ongoing Phase 2b trial later this year.”
First Quarter Financial Results
For the three months ended March 31, 2011, research and development (R&D) expenses decreased to $12.9 million from $24.9 million in the first quarter of 2010. This decrease was driven by lower development costs associated with the peramivir and forodesine clinical programs following the completion of various clinical studies during 2010, partially offset by higher BCX4208 gout program development costs and higher pre-clinical program expenses. Additionally, R&D costs during the three months ended March 31, 2010 included $6.3 million of manufacturing costs associated with peramivir active pharmaceutical ingredient (API) production for Shionogi and Green Cross Corporation.

First quarter 2011 total revenues were $5.4 million. First quarter 2010 revenues of $26.1 million included several one-time payments, including a $7 million milestone from Shionogi and the sale of $6.4 million of peramivir API to collaborators Shionogi and Green Cross Corp. Additionally, collaboration revenue associated with the contract with HHS for the continued development of i.v. peramivir decreased by $6 million for the quarter compared to last year, due primarily to the completion of various clinical studies.
General and administrative (G&A) expenses for the first quarter of 2011 increased modestly to $4 million compared to $3.8 million in last year’s quarter.
During the first quarter 2011, the Company recognized a $1.3 million mark to market loss on its foreign currency hedge. This hedge was established in connection with the March 2011 financing transaction to hedge certain risks associated with changes in the value of the Japanese yen relative to the U.S. dollar. The currency hedge does not qualify for hedge accounting treatment and therefore, mark to market adjustments will be recognized in earnings. The Company also incurred $0.3 million in interest expense related to the non-recourse notes issued in conjunction with the financing transaction.
The net loss for the first quarter 2011 was $13 million, or $0.29 per share, compared to a net loss of $2.5 million, or $0.06 per share, for the three months ended March 31, 2010.
As of March 31, 2011, the Company held cash, cash equivalents and securities of $76.2 million, compared to $66.3 million as of December 31, 2010. Net operating cash use for the recent quarter was unusually high at $11.3 million due to the timing of the receipt of some HHS payments and other onetime events, such as the completion of the headquarters transition during first quarter 2011, and we expect lower cash use during second quarter 2011. Operating cash use excludes $1.9 million in cash used as hedge collateral. BioCryst now expects net operating cash use in 2011 to be approximately $35 million versus prior guidance of $30 million, due to the additional investment we plan to make in the BCX4208 gout and BCX5191 hepatitis C programs.
Clinical Development Update & Outlook
•	On May 26, 2011, BioCryst will present additional clinical results related to the safety and efficacy of BCX4208 for the treatment of gout at the Annual European Congress of Rheumatology hosted by the European League Against Rheumatism (EULAR) in London, England and provide an update regarding its gout development program

•	In December 2010, BioCryst initiated enrollment in a Phase 2b randomized, double-blind, dose-response 250-patient study to evaluate the safety and efficacy of BCX4208 as add-on therapy to allopurinol in gout patients who have failed to reach the serum uric acid (sUA) objective of <6 mg/dL following treatment with allopurinol 300 mg alone. The primary endpoint of the study is the proportion of subjects with sUA <6 mg/dL at day 85. The study utilizes a parallel-group design, evaluating BCX4208 at doses of 5 mg, 10 mg, 20 mg, 40 mg and placebo administered once-daily for 12-weeks in combination with allopurinol’s standard dose of 300 mg. BioCryst expects to complete this study in late 2011

•	During the recent northern hemisphere flu season, BioCryst advanced enrollment in its ongoing Phase 3 efficacy and safety study of 600 mg i.v. peramivir administered once-daily for five days in addition to standard of care (SOC), compared to SOC alone, in adults and adolescents who are hospitalized due to influenza. For the upcoming southern hemisphere influenza season, the Company will be activating clinical sites in order to continue the enrollment of additional study subjects
Conference Call and Webcast
BioCryst’s management team will host a conference call and webcast on Wednesday, May 4, 2011 at 11:00 a.m. Eastern Time to discuss these financial results and recent corporate developments. To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International). No passcode is needed for the call. The webcast can be accessed by logging onto http://www.biocryst.com. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.
About BioCryst Pharmaceuticals
BioCryst Pharmaceuticals designs, optimizes and develops novel small-molecule pharmaceuticals that block key enzymes involved in infectious diseases, inflammatory diseases and cancer. BioCryst currently has three novel late-stage compounds in development: peramivir, a neuraminidase inhibitor for the treatment of influenza, BCX4208, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout, and forodesine, an orally-available PNP inhibitor for hematological malignancies. Utilizing crystallography and structure-based drug design, BioCryst continues to discover additional compounds and to progress others through pre-clinical and early development to address the unmet medical needs of patients and physicians. For more information, please visit the Company’s website at www.biocryst.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that there can be no assurance that our compounds will prove effective in clinical studies; that development and commercialization of our compounds may not be successful; that HHS may further condition, reduce or eliminate future funding of the peramivir program; that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed; that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates; that our product candidates may not receive required regulatory clearances from the FDA; that ongoing and future pre-clinical and clinical development may not have positive results; that we or our licensees may not be able to continue future development of our current and future development programs; that our development programs may never result in future product, license or royalty payments being received by BioCryst; that BioCryst may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or it may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of its product candidates; that our actual cash burn rate may not be consistent with our expectations; that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in our projections and forward-looking statements.
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BCRXW

CONTACT:	Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (Investors) Carolyn Wang, WCG, +1-415-946-1065 (media)

BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY
Statements of Operations (Unaudited)
(in thousands, except per share)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Product sales	$—	$325
Royalties	—	711
Collaborative and other research and development	5,435	25,035

Total revenues	5,435	26,071

Expenses:
Cost of products sold		86
Research and development	12,932	24,917
General and administrative	4,002	3,797

Total expenses	16,934	28,800

Loss from operations	(11,499)	(2,729)

Interest and other income, net	102	134

Interest expense	(288)	—

Loss on foreign currency derivative	(1,342)	—

Net loss	$(13,027)	$(2,595)

Basic and diluted net loss per common share	$(0.29)	$(0.06)

Weighted average shares outstanding	44,987	43,925

Balance Sheet Data (in thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)	(Note 1)
Cash, cash equivalents and securities	$76,249	$66,341
Receivables from collaborations	26,062	30,227
Total assets	122,766	109,447
Non-recourse debt	30,000	—
Accumulated deficit	(309,599)	(296,572)
Stockholders’ equity	54,169	65,503
Note 1: Derived from audited financial statements.